Exhibit 99.2

Platform Specialty Products Corporation

Announces Pricing of Its Senior Notes Offering

WEST PALM BEACH, November 4, 2015 — Platform Specialty Products Corporation (NYSE:PAH) (“Platform”) announced today that PSPC Escrow II Corp., a wholly-owned subsidiary of Platform (the “Escrow Issuer”), on November 3, 2015, entered into a purchase agreement (the “Purchase Agreement”) to sell $500 million aggregate principal amount of 10.375 % senior notes due 2021 denominated in U.S. dollars at an issue price of $1,000 per $1,000 principal amount (the “Notes”) in connection with their previously-announced private offering. The Notes are being offered solely to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act.

The private offering is expected to close on November 10, 2015, subject to customary closing conditions. Concurrently with the closing, the gross proceeds from the offering (plus an additional amount from Platform necessary to provide for the special mandatory redemption price of the Notes) will be deposited into an escrow account until the date on which certain escrow conditions are satisfied, including the consummation of Platform’s previously-announced recommended offer to acquire all the issued and to be issued shares of Alent plc (the “Alent Acquisition “). The Alent Acquisition is expected to be consummated on December 1, 2015, subject to closing conditions customary for a transaction of this type.

Platform estimates that the gross proceeds from the sale of the Notes will be approximately $500 million, before deducting estimated fees and expenses. Platform intends to use the net proceeds from the offering to finance a portion of the acquisition consideration and related fees and expenses of the Alent Acquisition and pre-pay outstanding debt of Alent plc under its existing credit facility. However, if the closing of the Alent Acquisition does not occur on or before July 13, 2016, the indenture governing the Notes will require that such amounts deposited in the escrow account be used to redeem all of the Notes then outstanding at the special mandatory redemption price. Upon consummation of the Alent Acquisition, Platform will assume the obligations of the Escrow Issuer under the Notes and the related indenture governing the Notes and certain of Platform’s existing domestic subsidiaries will guarantee the Notes. In addition, upon consummation of the Alent Acquisition, Alent plc and certain of its U.S. subsidiaries will enter into a joinder agreement to the Purchase Agreement, whereby they will agree to be bound by the terms of the Purchase Agreement applicable to guarantors as if they were each an original signatory thereto.

No assurance can be given that the offering will be completed, or, if completed, as to the terms on which it is completed. The Notes and related guarantees have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer or solicitation would be unlawful.

IMPORTANT NOTICES

Further Information

This press release is for information purposes only and is not intended to, and does not, constitute or form part of any offer or invitation, or the solicitation of an offer, to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities in any jurisdiction pursuant to the Alent Acquisition or otherwise. The Alent Acquisition will be implemented solely pursuant to the terms of a UK law governed scheme of arrangement, the terms of which are set forth in the scheme document sent to Alent shareholders on August 17, 2015, which contains the full terms and conditions of the transaction and is available on Platform’s website at www.platformspecialtyproducts.com. Any action taken by any person in respect of the Alent Acquisition by the shareholders of Alent plc should be made only on the basis of the information in the scheme document.

Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding the completion and timing of the offering of the Notes, the satisfaction of the escrow conditions, Platform’s planned use of any proceeds from the offering of the Notes and its ability to close the Alent Acquisition or redeem all of the Notes pursuant to the related indenture. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, market and other general economic conditions, Platform’s and the initial purchasers’ ability to satisfy the conditions required to close the offering, Platform’s perception of future availability of equity or debt financing needed to fund its growing business, Platform’s ability to identify, hire and retain executives and other employees with sufficient expertise, Platform’s assessment of its internal control over financial reporting, the impact of commodities and currencies and Platform’s ability to manage its risk in these areas, future capital expenditures, indebtedness, leverage, dividend policy, and the risk factors set forth in the periodic reports and other documents filed by Platform with the Securities and Exchange Commission, including Platform’s annual report on Form 10-K for the fiscal year ended December 31, 2014 and quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2015. These forward-looking statements are made as of the date of this press release and Platform assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ from those projected in such forward-looking statements.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR

FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE

RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.

CONTACT: Investor Relations Contact:

Carey Dorman

Associate Director – Corporate Development & IR

Platform Specialty Products Corporation

1-561-406-8465

Media Contacts:

Liz Cohen

Weber Shandwick

1-212-445-8044

Kelly Gawlik

Weber Shandwick

1-212-445-8368